EXHIBIT 5
June 2, 2006
U-Store-It Trust
6745 Engle Road, Suite 300
Cleveland, Ohio 44130
U-Store-It Mini Warehouse Co.
401(K) Retirement Savings Plan
6745 Engle Road, Suite 300
Cleveland, Ohio 44130
Re: U-Store-It Trust Form S-8 Registration Statement
      U-Store-It Mini Warehouse Co. 401(k) Retirement Savings Plan (“Plan”)
Ladies and Gentlemen:
U-Store-It Trust (the “Company”) is filing with the Securities and Exchange Commission a registration statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended, of 40,000 common shares, par value of $0.01 each (“Common Shares”) of the Company to be issued from time to time under the Plan.
Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement. This opinion is provided in satisfaction of those requirements as it relates to the Registration Statement.
I have examined such records and documents, and obtained such other information, as I have deemed advisable in order to render this opinion.
As a result of the foregoing, I am of the opinion that:
     (1) The Company is a trust validly organized and existing and in good standing under the laws of the State of Maryland.
     (2) The Company is authorized to issue 200,000,000 Common Shares, of which 57,206,517 Common Shares were issued and outstanding as of May 19, 2006. When issued, the Common Shares, which are the subject of the Registration Statement, will be legally issued, fully paid and non-assessable.
I hereby consent to the use and filing of this opinion in connection with the Registration Statement.

Very truly yours,

/s/ Kathleen A. Weigand

Kathleen A. Weigand
Executive Vice President,
General Counsel and Secretary